Exhibit 21.1

INGEVITY CORPORATION

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Organization
Ingevity Corporation	Delaware, United States of America
Ingevity South Carolina, LLC	Delaware, United States of America
Ingevity Virginia Corporation	Virginia, United States of America
Ingevity Arkansas, LLC	Delaware, United States of America
Ingevity Services, Inc.	Delaware, United States of America
Ingevity Georgia, LLC	Delaware, United States of America
Ozark Materials, LLC	Alabama, United States of America
Ozark Logistics, LLC	Alabama, United States of America
Ingevity Trade Receivables, LLC	Delaware, United States of America
Ingevity UK Ltd	United Kingdom
Ingevity Australia Pty Ltd	Australia
Ingevity Mexico, S.A. de C.V.	Mexico
Ingevity Holdings SRL	Belgium
Ingevity Quimica Ltda.	Brazil
Ingevity India Private Limited	India
Ingevity Japan, GK	Japan
Ingevity Hong Kong Limited	Hong Kong
Ingevity Holding Co., Ltd.	China
Ingevity Performance Materials (Changshu) Co., Ltd.	China
Sustain Trading (Shanghai) Co., Ltd.	China
Ingevity Performance Materials (Zhuhai) Co., Ltd.	China